Exhibit 99.1

Channell Acquires Bushman Tanks

•                  Accretive Transaction with Expected Global Operational Synergies

•                  Acquisition Diversifies Channell’s Dependence on Core Telecommunications Equipment Business Customers within the Australasia Region

•                  Australia Water Tank Market Experiencing Rapid Growth

TEMECULA, Calif., August 3, 2004 – Channell Commercial Corporation (Nasdaq: CHNL), announced today that it has acquired 75% of privately held Bushman Tanks, Australia’s largest manufacturer of rotational molded plastic (polyethylene) water storage tanks.  The remaining 25% of Bushman Tanks was purchased by ANZ Private Equity, a unit of Australia and New Zealand Banking Group, Ltd.  The National Australia Bank, Ltd. provided acquisition financing and will be the primary lender for Channell in Australia going forward.  Total consideration for the acquisition was $16.1 million.  Bushman Tanks’ results will be consolidated in Channell’s financial statements for reporting purposes and Channell will record a minority interest on its balance sheet for ANZ Private Equity’s ownership.  For the fiscal year ended June 30, 2004, Bushman Tanks had unaudited sales of $28.7 million and gross profit margins that surpass Channell’s gross profit margins.  In addition, the transaction is expected to be accretive to Channell on an earnings-per-share basis.

“The acquisition of Bushman Tanks represents a significant milestone in the history of Channell Commercial,” said William H. Channell, Jr., Channell Commercial’s President and Chief Executive Officer.  “Channell’s core business is, and will continue to be, designing and manufacturing telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  However, the prospect of leveraging our polyethylene manufacturing expertise in the rapidly expanding Australian water tank marketplace presents our shareholders with tremendous growth opportunities within the Australasia region and reduces our reliance on the region’s telecommunication sector.

“Our decision to acquire Bushman Tanks and diversify into the Australian water tank market is based on several key considerations,” continued Channell.  “First, Bushman Tanks employs a rotational molding manufacturing process—which is one of our core competencies at Channell.  Furthermore, our management team has identified mutual synergistic savings and process improvements that will benefit both Bushman Tanks and Channell.  Second, the market opportunity in Australia for polyethylene water tanks is very attractive.  Growth rates have been estimated to be in the double-digits for each of the last five years while new government regulations are expected to increase demand in urban markets significantly going forward.  We expect Bushman Tanks to continue to maintain its rural market leadership as we immediately begin to pursue new urban market opportunities.  And finally, this transaction will have a positive impact on Channell’s financial results.  The acquisition brings critical mass to our Australasia region with pro forma consolidated revenues of approximately $35 million and positive earnings.  Moreover, we anticipate Channell Commercial’s full-year pro forma revenues will increase approximately 35% and the transaction will be accretive to earnings by $0.05-0.08 per share over the next twelve months.”

Channell concluded, “My number one priority is to build shareholder value.  While there is evidence that the global telecom market sector is beginning to improve, our acquisition of Bushman Tanks is an excellent example of Channell Commercial’s strategy of pro-actively pursuing market opportunities that drive profitable growth while exploiting our core strengths.”

Transaction Details

Consideration for the aggregate $16.1 million purchase of Bushman Tanks will consist of a cash payment from Channell of $7.3 million, 175,113 shares of Channell common stock valued at $0.6 million and a $5.6 million term loan from The National Australia Bank Ltd, one of Australia’s leading financial institutions.  The remaining $2.6 million is being contributed by ANZ Private Equity, a unit of Australia and New Zealand Banking Group Ltd.  Both the National Australia Bank, Ltd. and ANZ Private Equity are leading financial institutions in Australia and bring with them significant local market experience.  There is an additional two year earnout of $1.4 million contingent upon meeting certain performance targets.

Tom Liguori, Chief Financial Officer, said, “We are very pleased that two of Australia’s largest financial institutions are supporting this transaction.  Given the opportunities in our other regions, we believe it prudent to share ownership with a partner in the Bushman Tanks business to maximize Channell Commercial’s financial flexibility.”

Graeme L. Johnson, Senior Relationship Manager, National Australia Bank, said, “The National Australia Bank Limited, one of Australia’s leading financial institutions, is pleased to be associated with Channell Commercial Corp. Inc.’s acquisition of the

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Bushman Tanks business.  We are very happy to be Bushman Tank’s lead bankers and look forward to providing financial support as the business expands.”

Kevin Cooney of ANZ Private Equity stated, “We are excited about partnering with Channell in the Bushman Tank business.  The logic for investing alongside Channell is compelling.  Given the investment is within its existing core capabilities, Channell brings significant operational and management expertise to drive growth in the burgeoning urban water tank market.  As one of Australia’s most active players in the Australasian Private Equity market and also as part of the ANZ Banking group, one of Australia’s largest Banking group’s, ANZ Private Equity will contribute significant local market expertise.”

Bushman Tank’s Board of Directors will be initially comprised of four Directors, three of whom will be appointed by Channell with the remaining Director appointed by ANZ Private Equity. In addition, Channell has entered into employment agreements with nine key BushmanTanks executives and operating managers to help ensure a smooth post-acquisition transition.

Bushman Tanks’ Market Opportunity

As the largest manufacturer in Australia of polyethylene water tanks for the rural market, Bushman Tanks has experienced significant growth since the company was founded in 1989 and generated unaudited revenues of approximately $28.7 million in fiscal-year ended June 30, 2004.  Bushman Tanks currently operates four manufacturing facilities in different regions throughout Australia, with a fifth manufacturing facility expected to be operational by the end of 2004.  While demand in rural markets is expected to remain stable primarily due to replacement of existing tanks, the largest growth is expected in urban areas where tank penetration is low and some state and local governments have begun mandating water tanks be installed in new dwellings.  Bushman Tanks’ regional manufacturing presence is expected to enable the company to quickly and cost effectively address these urban market opportunities.  In addition, government-sponsored water conservation efforts including water tank rebate schemes along with water restrictions have increased the demand for tanks.  In a detailed report prepared by BIS Shrapnel Pty Ltd. and commissioned by Channell, the market for polyethylene water tanks in Australia is expected to increase by approximately $70 million between 2003 and 2005, an annual average increase of nearly 18%.  Channell intends for Bushman Tanks to grow in the urban markets by building on Bushman Tanks’ market and product strengths along with the manufacturing capabilities of Channell’s existing Australia-based operations.

Significant Manufacturing Synergies

Both Channell and Bushman Tanks utilize a rotational molding process and polyethylene-based raw materials to manufacture their respective products.  Channell has identified several areas where synergies exist such that Channell’s manufacturing expertise could lead to significant cost reductions and manufacturing efficiencies as it relates to Bushman Tanks’ business.  In addition, allowing Channell’s existing Sydney-based operations to manufacture product for Bushman Tanks provides an economical entrée into Sydney’s large and growing urban water tank market.

Updated Financial Guidance

As a result of this acquisition, Channell expects revenue and earnings growth for the remainder of the year 2004.  Channell expects to incur minor expenses from integration costs in connection with the transaction.  Due to the timing of the close of the transaction, Channell’s results for the second quarter will not reflect the effects of the transaction with Bushman Tanks.  Channell will provide additional information regarding a combined financial outlook as part of its second quarter earnings conference call and webcast scheduled to be held on Tuesday, August 10, 2004 at 9:00 a.m. PDT.

Today’s Conference Call

Members of the Channell management team will conduct a conference call including an audio webcast to discuss this announcement.  Investors are invited to listen in on this conference call.  Information regarding the conference call is as follows:

Date:	Tuesday, August 3, 2004
Time:	12:00 p.m. EDT / 9:00 am PDT
Dial-in:	Direct (303) 262-2211; Toll-Free (800) 240-2134
Audio Webcast:	www.channellcomm.com

Please dial in 5-10 minutes prior to start time.

Please Access the web site at least 15 minutes prior to start time in order to download and install any necessary software.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and Sydney (Australia).  Channell’s website is www.channellcomm.com.

About Bushman Tanks

Bushman Tanks began manufacturing fiberglass water storage tanks in 1989 and migrated to plastic water storage tanks in 1996.  With a staff of approximately 135 employees and four manufacturing facilities, Bushman Tanks is the largest Australian manufacturer of plastic storage tanks.  Bushman Tanks sales are primarily to the agricultural sector, where water shortages require storage of rainwater.  Both the core competency in rotational molding and being the largest plastic storage tank manufacturer in Australia provide Bushman Tanks the capability to expand into the residential marketplace.  Bushman Tank’s website is www.bushmantanks.com

All US dollar amounts that have been converted from Australian dollars were converted at the exchange rate on August 1, 2004 of ..7029.

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.